Exhibit 99.1

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[GRAPHIC]

Stewart & Stevenson Services, Inc.

Cash Merger with

Armor Holdings, Inc.

April 2006

Disclaimer

These materials contain forward-looking statements that are based on management’s current expectations, estimates, and projections. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Many factors, including those discussed more fully elsewhere in this release and in the Company’s filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, risks of dependence on the government and failure to obtain new government contracts, inherent risks of government contracts, risks of supply interruptions, risks associated with the Distributed Energy Solutions business, risks of fixed-price contracts, risks as to rising steel prices, risks as to cost controls,  risks of general economic conditions, risk of competition, risks relating to technology, risks relating to personnel, risks of claims and litigation, risks of product defects, risks as to foreign sales and global trade matters, risks as to acquisitions and restructuring activities, risks as to currency fluctuations, risks as to environmental and safety matters, and credit risks, all as more specifically outlined in the Company’s latest annual report on Form 10-K. In addition, such forward-looking statements could be affected by general industry and market conditions and growth rates, general domestic and international conditions including interest rates, inflation and currency exchange rates and other future factors. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

[LOGO]

Shareholder Value Creation

•                  By divesting and winding down its non-defense related businesses, Stewart & Stevenson’s management successfully focused the market and bidders on the value of its TVS military truck business.

[CHART]

•                  The highest value SVC reached during this period was $27.10 per share.

•                  Armor Holdings offer of $35.00 per share represents a 29.2% premium to that value and a 46.2% premium assuming no premium is allocated to SVC’s net cash balance.

Valuation Summary

•                  Armor’s proposal is an attractive value for SVC shareholders, representing 14.9x 2006E EBITDA.

Valuation Methodology	Metric	Relevant Range					Implied SVC Share Price

Comparable Acquisition Analysis	LTM EBITDA	9.5	x	-	12.5	x	$22.00	-	$25.75
	2006E EBITDA	8.5		-	10.5		24.50	-	27.75

Comparable Trading Analysis	LTM EBITDA	9.5	x	-	11.5	x	$22.00	-	$24.50
	2006E EBITDA	8.0		-	10.0		23.50	-	27.00

Discounted Cash Flow Analysis	Discount Rate	10.0%		-	12.0%
							27.50	-	34.25
	Perpetual Growth Rate	0.5%		-	2.0%
				Average			$23.90	-	$27.85
				Offer Price				$35.00

Process Overview

•                  Contacted 13 potential strategic and financial buyers.

•                  Of the 13 contacted, six signed confidentiality agreements that included customary standstill provisions.

•                  Standstill provisions were put in place to ensure that the Company received each bidder’s “best and final”offer during the auction process

•                  Two-stage auction process.

•                  Indications of interest based on limited information

•                  Management presentations and full diligence to bidders reaching the second stage of the process

•                  Five bidders submitted indications of interest, all of which were invited to participate in the second stage of the process.

•                  Three bidders submitted final bids with marked merger agreements.

Final Bid Process

February 23rd	February 25th	February 26th

Oshkosh:	Oshkosh:	Oshkosh:

•                  $28.50/share cash tender offer, subject to regulatory approvals

•                  Itemized list of 13 remaining due diligence contingencies

•                  Significant revisions to draft merger agreement and schedules

•                  Indicative timing of two weeks to sign a definitive agreement and request for exclusivity for that period

•                  Prohibition of SVC dividend after Q1 2006

Company C:

•                  $31.00/share cash merger

•                  No reference to remaining due diligence

•                  Significant revisions to draft merger agreement

Armor Holdings:

•                  $34.00/share cash tender offer

•                  No additional diligence other than full access to U.S. FMTV contract

•                  Draft merger agreement that caused us to believe that we would reach an agreement promptly

•                  $32.00/share cash tender offer, subject to regulatory approvals

•                  Itemized list of four remaining due diligence contingencies, but with many due diligence contingencies included in merger agreement schedules

•                  Revised mark-up of merger agreement, which continued to contain significant revisions and which, in our judgment, did not offer sufficient protection with respect to the serious antitrust risks

•                  Commitment to complete diligence and execute definitive agreement by March 1, 2006

Company C:

•                  $32.00/share cash merger

•                  $35.50/share cash tender offer, subject to regulatory approvals

•                  Due diligence nominally limited to full access to the U.S. FMTV contract, but with many due diligence contingencies included in merger agreement schedules

•                  Did not submit a revised draft merger agreement or provide sufficient protections with respect to serious antitrust risks

Armor Holdings:

•                  Increased offer to $34.75/share cash merger

•                  Later increased offer to $35.00/share, conditioned upon our not communicating with other parties while working to execute a merger agreement before the market opened on February 27, 2006

Comparison of Final Proposals

	Oshkosh	Armor Holdings
Value per Share	$35.50	$35.00

Remaining Due Diligence Items	• Originally included a list of 13 diligence items, plus significant diligence items included in revisions to merger agreement schedules	One
• Slightly reduced on Feb. 25
• Slightly reduced on Feb. 26

Draft Merger Agreement	Significant revisions	All significant merger terms agreed upon

Timing to Signing a Definitive	• Originally indicated two weeks	Imminent
Agreement	• Revised to 5 days

Antitrust Approval	• At a minimum, a second request and 3 to 5 months to close	No significant concerns
• Insufficient protections provided with respect to serious antitrust risks

Form of Transaction	Cash Tender, but subject to the regulatory approvals described above	Cash Merger

Likely Closing Date	3rd quarter or later, if at all	May 2006

Concerns with Respect to Oshkosh’s Proposal

•                  A second request would be a virtual certainty, and the process would take three to five months or more.

•                  Risk that antitrust considerations could result in non-consummation altogether.

•                  Insufficient protections provided by Oshkosh with respect to serious antitrust risks.

•                  Initial proposal’s request for two weeks of exclusivity to complete 13 remaining due diligence items.

•                  Significant revisions to merger agreement and schedules.

Timetable to Closing

• Record date for shareholder vote	April 5, 2006

• Distribution of proxy materials	April 7, 2006

• Shareholder meeting	May 9, 2006

• Anticipated closing of transaction	May 9, 2006